Exhibit 99.1

Filed by NorthWest Indiana Bancorp pursuant to

Rule 425 under the Securities Act of 1933

Subject Company: NorthWest Indiana Bancorp

Commission File No. 000-26128

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
July 23, 2018	CONTACT BENJAMIN BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

ANNOUNCES EARNINGS FOR THE SIX AND THREE MONTHS ENDED

JUNE 30, 2018

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp” or “NWIN”), the holding company for Peoples Bank (the “Bank”), reported an earnings increase of 5.1% for the six months ended June 30, 2018, compared to the same period in 2017. Net income totaled $5.1 million for the six months ended June 30, 2018, compared to $4.8 million for the six months ended June 30, 2017.

The earnings of $5.1 million for the six months ended June 30, 2018, represent $1.77 earnings per basic and diluted share. For the first six months of 2018, the return on average assets (ROA) was 1.08% and the return on average equity (ROE) was 11.12%. At June 30, 2018, the Bancorp’s assets totaled $959.0 million.

For the three months ended June 30, 2018, the Bancorp’s net income totaled $2.51 million, compared to $2.53 million for the three months ended June 30, 2017, a decrease of 0.7%. The net income of $2.51 million for the three months ended June 30, 2018 represents $0.88 earnings per basic and diluted share. For the three months ended June 30, 2018, the ROA was 1.07% and the ROE was 11.04%.

On February 20, 2018, the Bancorp announced the pending merger with First Personal Financial Corp. (“First Personal”). It is anticipated that the merger will be completed on July 26, 2018. During the first six months of 2018, the Bancorp has recorded one-time acquisition costs of approximately $545 thousand related to the merger with First Personal.

Excluding the one-time acquisition costs, the Bancorp’s earnings for the six months ended June 30, 2018 increased by 14.9% resulting in an ROA of 1.18%. Without the one-time acquisition costs, the Bancorp’s earnings for the three months ended June 30, 2018 increased by 17.7% resulting in an ROA of 1.26%. See Table 1 below for a reconciliation of these non-GAAP figures to the Bancorp’s GAAP net income.

“Financial performance was very strong during the first half of the year, driven primarily by excellent operating results. While we do expect continued acquisition expenses in the second half of the year related to the integration of First Personal, the underlying results provide a substantial foundation for the performance we expect from a fully integrated Bank. Full integration is expected to take place in September 2018, at which point First Personal customers will have full access to our Banking Centers as well as an extended menu of products and services. Additionally, our current customers will have a larger Banking Center network with locations in South Suburban Chicagoland,” said Benjamin Bochnowski, president & chief executive officer.

“During the first six months of 2018, the Bancorp’s earnings increase was driven by 8.4% annualized loan growth, which helped drive the increase in the Bancorp’s net interest income. In addition, for the same period, noninterest income increased 24.2% as a result of management’s focused efforts on executing its operating strategies. Strong asset quality continues to benefit earnings, as nonperforming loans represent only 0.65% of the Bancorp’s loan portfolio. Also, the Bancorp’s low effective tax rate continues to enhance profitability,” said Robert Lowry, chief financial officer.

Net Interest Income

Net interest income, the difference between interest income from loans and investments and interest expense paid to fund providers, totaled $15.7 million for the six months ended June 30, 2018, compared to $15.2 million for the six months ended June 30, 2017, an increase of $538 thousand or 3.5%. The Bancorp’s net interest margin on a tax-adjusted basis was 3.79% for the six months ended June 30, 2018, compared to 3.83% for the six months ended June 30, 2017. For the three months ended June 30, 2018, net interest income totaled $7.9 million, compared to $7.7 million for the three months ended June 30, 2017 for an increase of $218 thousand or 2.8%. The Bancorp’s net interest margin on a tax-adjusted basis was 3.78% for the three months ended June 30, 2018, compared to 3.84% for the three months ended June 30, 2017. The increased net interest income for both periods is a result of an increase in average daily balances for loans.

Noninterest Income

Noninterest income from banking activities totaled $4.7 million for the six months ended June 30, 2018, compared to $3.7 million for the six months ended June 30, 2017, an increase of $907 thousand or 24.2%. For the three months ended June 30, 2018, noninterest income from banking activities totaled $2.2 million, compared to $2.0 million for the three months ended June 30, 2017, an increase of $243 thousand or 12.4%. The increase in noninterest income is related to an increase in income from banking services as the Bancorp continued to focus on being competitive within its market place. Current market conditions also provided opportunities to maintain securities cash flows, while recognizing gains from the sales of securities. Wealth management income increased as assets under management increased and one-time fees were recognized. The increase in gain on sale of loans held for sale is the result of continued efforts on loan growth and normal course of business sales.

Noninterest Expense

Noninterest expense totaled $13.9 million for the six months ended June 30, 2018, compared to $12.3 million for the six months ended June 30, 2017, an increase of $1.5 million or 12.5%. For the three months ended June 30, 2018, noninterest expense totaled $6.9 million, compared to $6.0 million for the three months ended June 30, 2017, an increase of $878 thousand or 14.6%. During 2018, one-time expenses of $545 thousand have been incurred for the planned acquisition of First Personal. In addition, compensation and benefits increased as a result of a continued focus on talent management and retention. Data processing expense included acquisition costs and saw increased system utilization. Other operating expense increased as higher costs were incurred for foreclosure and collection expense, seminars and education, higher third party costs, a shared loss from the operation of the wholly-owned captive insurance subsidiary, and acquisition expenses. The Bancorp’s efficiency ratio was 68.1% for the six months ended June 30, 2018, compared to 65.2% for the six months ended June 30, 2017. Excluding the one-time acquisition expense, the efficiency ratio would decrease to 65.45% for the same period. See Table 1 below for a reconciliation of the non-GAAP figure to the Bancorp’s GAAP efficiency ratio. The efficiency ratio is determined by dividing total noninterest expense by the sum of net interest income and total noninterest income for the period.

Lending

The Bancorp’s loan portfolio totaled $646.3 million at June 30, 2018, compared to $620.2 million at December 31, 2017, an increase of $26.1 million or 4.2%. During the first six months of 2018, the Bancorp originated $177.2 million in new loans, an increase of 6.6% compared to the six months ended June 30, 2017. During the six months ended June 30, 2018, the Bancorp saw its commercial real estate, commercial business, residential real estate, multifamily, construction and land development, and HELOC loan balances increase. During the six months ended June 30, 2018, $22.1 million in newly originated fixed rate mortgage loans were sold into the secondary market resulting in gains of $570 thousand. The loan portfolio represents 72.1% of earning assets and is comprised of 66.8% commercial related credits.

Investing

The Bancorp’s securities portfolio totaled $238.2 million at June 30, 2018, compared to $244.5 million at December 31, 2017, a decrease of $6.3 million or 2.6%. The securities portfolio represents 26.6% of earning assets and provides a consistent source of liquidity and earnings to the Bancorp. Cash and cash equivalents totaled $19.8 million at June 30, 2018, compared to $11.0 million at December 31, 2017, an increase of $8.8 million or 79.5%. The increase in cash and cash equivalents will be used to fund third quarter loan originations.

Funding

At June 30, 2018, core deposits totaled $599.2 million, compared to $609.1 million at December 31, 2017, a decrease of $9.9 million or 1.6%. The decrease is related to prior year-end balance fluctuations. Core deposits include checking, savings, and money market accounts and represented 74.3% of the Bancorp’s total deposits at June 30, 2018. During the first six months of 2018, balances for interest bearing checking and savings accounts increased. The increase in these core deposits is a result of management’s sales efforts along with customer preferences for competitively priced short-term liquid investments. At June 30, 2018, balances for certificates of deposit totaled $206.8 million, compared to $183.9 million at December 31, 2017, an increase of $22.9 million or 12.4%. In addition, at June 30, 2018, borrowings and repurchase agreements totaled $49.9 million, compared to $32.2 million at December 31, 2017, an increase of $17.7 million or 55.1%. Additional short-term borrowings were acquired to cover municipal deposit balance fluctuations.

Asset Quality

At June 30, 2018, non-performing loans totaled $4.2 million, compared to $5.2 million at December 31, 2017, a decrease of $1.0 million or 19.7%. The Bancorp’s ratio of non-performing loans to total loans was 0.65% at June 30, 2018, compared to 0.84% at December 31, 2017. In addition, the Bancorp’s ratio of non-performing assets to total assets was 0.78% at June 30, 2018, compared to 1.00% at December 31, 2017.

For the six months ended June 30, 2018, $638 thousand in provisions to the ALL were required, compared to $557 thousand for the six months ended June 30, 2017, an increase of $81 thousand or 14.5%. The ALL provision increase is primarily a result of overall loan portfolio growth. For the six months ended June 30, 2018, charge-offs, net of recoveries, totaled $672 thousand. The net loan charge-offs for the first six months of 2018 were comprised of $106 thousand in residential real estate, $24 thousand in home equity loans, $13 thousand in consumer loans, $412 thousand in commercial business loans, and $117 thousand in commercial real estate. At June 30, 2018, the allowance for loan losses totaled $7.4 million and is considered adequate by management. The allowance for loan losses as a percentage of total loans was 1.15% at June 30, 2018, compared to 1.21% at December 31, 2017. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 177.7% at June 30, 2018, compared to 143.3% at December 31, 2017.

Capital Adequacy

At June 30, 2018, shareholders’ equity stood at $90.6 million, and tangible capital represented 9.5% of total assets. The Bancorp’s regulatory capital ratios at June 30, 2018 were 14.1% for total capital to risk-weighted assets, 13.0% for both common equity tier 1 capital to risk-weighted assets and tier 1 capital to risk-weighted assets, and 9.8% for tier 1 leverage capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The book value of the Bancorp’s stock stood at $31.58 per share at June 30, 2018.

About NorthWest Indiana Bancorp

NorthWest Indiana Bancorp is a locally managed and independent financial holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business, electronic and wealth management financial services from its 16 locations in Lake and Porter Counties in Northwest Indiana. NorthWest Indiana Bancorp’s common stock is quoted on the OTC Pink Marketplace and the OTC Bulletin Board under the symbol NWIN. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and NorthWest Indiana Bancorp’s investor relations.

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of NWIN and First Personal. For these statements, each of NWIN and First Personal claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this communication should be considered in conjunction with the other information available about NWIN and First Personal, including the information in the filings NWIN makes with the SEC. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Forward-looking statements are typically identified by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include: ability to meet the closing conditions to the merger; delay in closing the merger; difficulties and delays in integrating NWIN’s and First Personal’s businesses or fully realizing cost savings and other benefits; business disruption following the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of NWIN’s and First Personal’s products and services; customer borrowing, repayment, investment, and deposit practices; customer disintermediation; the introduction, withdrawal, success, and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions, and divestitures; economic conditions; and the impact, extent, and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Important Additional Information for Shareholders and Where to Find It

In connection with the proposed merger with First Personal, NWIN has filed with the SEC a Registration Statement on Form S-4, which was declared effective on May 4, 2018, that includes a Proxy Statement of First Personal and a Prospectus of NWIN (the “Proxy Statement/Prospectus”), as well as other relevant documents concerning the proposed transaction. SHAREHOLDERS AND INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

The Proxy Statement/Prospectus and other relevant materials, and any other documents NWIN has filed with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain copies of the documents NWIN has filed with the SEC, free of charge, from NWIN at www.ibankpeoples.com under the tab “Investor Relations – SEC Filings.” Alternatively, these documents can be obtained free of charge from NWIN upon written request to NorthWest Indiana Bancorp, Attn: Shareholder Services, 9204 Columbia Avenue, Munster, Indiana 46321, or by calling (219) 853-7080, and from First Personal upon written request to First Personal Financial Corp., Attn: Randall R. Schwartz, 14701 Ravinia Avenue, Orland Park, Illinois 60462, or by calling (708) 226-2727. The information available through NWIN’s website is not and shall not be deemed part of this press release or incorporated by reference into other filings NWIN makes with the SEC.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

Disclosure Regarding Non-GAAP Measures

This report refers to certain financial measures that are identified as non-GAAP. The Bancorp believes that the non-GAAP measures are helpful to investors because it assists in identifying one-time acquisition related noninterest expense. This supplemental information should not be considered in isolation or as a substitute for the related GAAP measures. See the attached Table 1 at the end of this press release for a reconciliation of the non-GAAP earnings measures identified herein and their most comparable GAAP measures.

NorthWest Indiana Bancorp
Quarterly Financial Report

Key Ratios

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2018	2017	2018	2017
Return on equity	11.04%	11.30%	11.12%	10.97%
Return on assets	1.07%	1.11%	1.08%	1.07%
Basic earnings per share	$0.88	$0.89	$1.77	$1.69
Diluted earnings per share	$0.88	$0.89	$1.77	$1.69
Yield on loans	4.56%	4.42%	4.51%	4.39%
Yield on security investments	2.79%	2.64%	2.78%	2.62%
Total yield on earning assets	4.07%	3.89%	4.03%	3.87%
Cost of deposits	0.43%	0.26%	0.39%	0.25%
Cost of repurchase agreements	1.35%	0.78%	1.26%	0.73%
Cost of borrowed funds	2.13%	1.21%	1.99%	1.17%
Total cost of funds	0.53%	0.30%	0.48%	0.29%
Net interest margin - tax equivalent	3.78%	3.84%	3.79%	3.83%
Noninterest income / average assets	0.94%	0.86%	0.99%	0.83%
Noninterest expense / average assets	2.93%	2.66%	2.96%	2.73%
Net noninterest margin / average assets	-1.99%	-1.80%	-1.97%	-1.90%
Efficiency ratio	68.52%	62.69%	68.13%	65.17%
Effective tax rate	12.69%	22.59%	13.33%	19.99%
Dividend declared per common share	$0.30	$0.29	$0.59	$0.57

	June 30, 2018	December 31,
	(Unaudited)	2017
Net worth / total assets	9.45%	9.93%
Book value per share	$31.58	$32.14
Non-performing assets to total assets	0.78%	1.00%
Non-performing loans to total loans	0.65%	0.84%
Allowance for loan losses to non-performing loans	177.65%	143.26%
Allowance for loan losses to loans outstanding	1.15%	1.21%
Foreclosed real estate to total assets	0.11%	0.18%

Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
(Dollars in thousands)	2018	2017	2018	2017
Interest income:
Loans	$7,257	$6,664	$14,251	$13,103
Securities & short-term investments	1,739	1,608	3,478	3,247
Total interest income	8,996	8,272	17,729	16,350
Interest expense:
Deposits	838	498	1,513	957
Borrowings	282	116	505	220
Total interest expense	1,120	614	2,018	1,177
Net interest income	7,876	7,658	15,711	15,173
Provision for loan losses	297	323	638	557
Net interest income after provision for loan losses	7,579	7,335	15,073	14,616
Noninterest income:
Fees and service charges	947	821	1,839	1,561
Gain on sale of securities, net	246	252	1,004	545
Gain on sale of loans held-for-sale, net	359	271	570	471
Wealth management operations	424	398	839	808
Increase in cash value of bank owned life insurance	120	115	228	230
Gain on sale of foreclosed real estate, net	68	93	100	93
Other	39	10	72	37
Total noninterest income	2,203	1,960	4,652	3,745
Noninterest expense:
Compensation and benefits	3,516	3,140	7,376	6,753
Occupancy and equipment	842	815	1,695	1,697
Data processing	703	360	1,064	728
Federal deposit insurance premiums	75	81	159	158
Marketing	166	199	300	334
Other	1,604	1,433	3,279	2,658
Total noninterest expense	6,906	6,028	13,873	12,328
Income before income taxes	2,876	3,267	5,852	6,033
Income tax expenses	365	738	780	1,206
Net income	$2,511	$2,529	$5,072	$4,827

NorthWest Indiana Bancorp
Quarterly Financial Report

Balance Sheet Data

	June 30,
	2018	December 31,	Change	Mix
(Dollars in thousands)	(Unaudited)	2017	%	%
Total assets	$958,951	$927,259	3.4%	n/a
Cash & cash equivalents	19,792	11,025	79.5%	n/a
Certificates of deposit in other financial institutions	1,526	1,676	-8.9%	n/a
Securities - available for sale	238,164	244,490	-2.6%	n/a

Loans receivable:
Residential real estate	$175,492	$172,141	1.9%	27.2%
Home equity	38,303	36,769	4.2%	5.9%
Commercial real estate	223,598	211,090	5.9%	34.6%
Construction and land development	51,947	50,746	2.4%	8.0%
Multifamily	44,781	43,368	3.3%	6.9%
Farmland	245	-	100.0%	0.0%
Consumer	487	461	5.6%	0.1%
Commercial business	83,699	76,851	8.9%	13.0%
Government	27,736	28,785	-3.6%	4.3%
Total loans	$646,288	$620,211	4.2%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	$120,418	$120,556	-0.1%	14.9%
Interest bearing checking	201,170	188,467	6.7%	25.0%
Savings	131,003	129,702	1.0%	16.3%
Money market	146,613	170,359	-13.9%	18.1%
Total core deposits	599,204	609,084	-1.6%	74.3%
Certificates of deposit	206,773	183,920	12.4%	25.7%
Total deposits	$805,977	$793,004	1.6%	100.0%

Borrowings and repurchase agreements	$49,915	$32,181	55.1%
Stockholder's equity	90,577	92,060	-1.6%

Asset Quality

(Dollars in thousands)	June 30, 2018	December 31,	Change
	(Unaudited)	2017	%
Nonaccruing loans	$4,122	$4,996	-17.5%
Accruing loans delinquent more than 90 days	71	227	-68.7%
Securities in non-accrual	2,196	2,299	-4.5%
Foreclosed real estate	1,087	1,699	-36.0%
Total nonperforming assets	$7,476	$9,221	-18.9%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	$62	$704	-91.2%
ALL general allowances for loan portfolio	7,386	6,778	9.0%
Total ALL	$7,448	$7,482	-0.5%

Troubled Debt Restructurings:
Nonaccruing troubled debt restructurings, non-compliant (1) (2)	$-	$-	0.0%
Nonaccruing troubled debt restructurings, compliant (2)	-	-	0.0%
Accruing troubled debt restructurings	2,058	535	284.5%
Total troubled debt restructurings	$2,058	$535	284.5%

(1) "non-compliant" refers to not being within the guidelines of the restructuring agreement

(2) included in nonaccruing loan balances presented above

Table 1 - Reconciliation of the Non-GAAP Earnings Figures

	Thee Months	Six Months
	Ended	Ended
	6/30/2018	6/30/2018
	(Unaudited)	(Unaudited)

GAAP net Income	$2,511	$5,072
GAAP income tax expense	365	780
GAAP income before income taxes	2,876	5,852
Acquisition costs	533	545
Pro forma income before income taxes	3,409	6,397
Pro forma income taxes	433	853
Pro forma net income	$2,976	$5,544

Pro forma net income change	17.7%	14.9%
Pro forma ROA	1.26%	1.18%
Pro forma ROE	13.09%	12.15%
Pro forma EPS	$1.04	$1.93
Pro forma efficiency ratio	63.23%	65.45%
Pro forma non-interest expense / average assets	2.87%	2.90%